Exhibit 8.1

Suite 2200 1201 Third Avenue Seattle, WA 98101-3045 (206) 622-3150

January 28, 2014

Northrim BanCorp, Inc.

3111 C Street

Anchorage, Alaska 99503

Dear Sirs:

Re:	Agreement and Plan of Merger, dated October 21, 2013, among Northrim BanCorp, Inc., Northrim Merger Sub, Inc., Northrim Bank, Alaska Pacific Bancshares, Inc. and Alaska Pacific Bank

We have acted as counsel for Northrim BanCorp, Inc., an Alaska corporation and a registered bank holding company (“Northrim”) in connection with the preparation and filing on December 6, 2013, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of the Registration Statement (No. 333-192718) on Form S-4 (as such may thereafter be amended or supplemented) (the “Registration Statement”). The Registration Statement relates to a plan of reorganization involving the merger of Northrim Merger Sub, Inc., an Alaska corporation and wholly-owned subsidiary of Northrim (“Merger Sub”), with and into Alaska Pacific Bancshares, Inc., an Alaska corporation and a registered savings and loan holding company (“Alaska Pacific”), with Alaska Pacific being the surviving corporation (the “Acquisition Merger”) and immediately thereafter and as part of the same integrated transaction, the merger of Alaska Pacific with and into Northrim, with Northrim being the surviving corporation (the “Upstream Merger”) and the resulting exchange by Alaska Pacific stockholders of Alaska Pacific common stock for Northrim common stock (such integrated transaction, consisting of the Acquisition Merger and the Upstream Merger, being referred to herein as the “Merger”) pursuant to the terms of the Agreement and Plan of Merger dated October 21, 2013 among Northrim, Merger Sub, Northrim Bank, Alaska Pacific and Alaska Pacific Bank (the “Merger Agreement”),1 as further set forth in the proxy statement/prospectus contained in the Registration Statement (the “Prospectus”).

[1]	Capitalized terms not expressly defined herein shall have the meanings ascribed thereto in the Merger Agreement, a copy of which is filed as Exhibit 2.1 to the Registration Statement.

Northrim BanCorp, Inc.

January 28, 2014

In connection with rendering the opinions expressed below, we have examined copies of the following documents:

1.	The Merger Agreement;

2.	The Registration Statement; and

3.	The Prospectus.

In addition, in rendering the opinions expressed in this letter, with your consent, we have relied upon the representations, warranties and covenants contained in the Merger Agreement and the representations contained in the Northrim Officer’s Certificate, dated January 24, 2014 and the Alaska Pacific Officer’s Certificate dated January 17, 2014 (together, the “Officers’ Certificates”). We have not independently verified any of the representations contained in the Officers’ Certificates.

In rendering our opinions, we have assumed that (i) each of the Acquisition Merger and the Upstream Merger will be consummated in accordance with the provisions of the Merger Agreement, (ii) the representations and statements contained in the Merger Agreement were when made and will at all times remain true, accurate and complete, (iii) the parties have complied with, and if applicable will continue to comply with, the covenants contained in the Merger Agreement in all material respects, (iv) the statements as to factual matters contained in the Registration Statement and the Prospectus are and will remain at all times true, accurate and complete, and (v) each of the representations in the Officers’ Certificates is and will at all times remain true, accurate and complete.

We have assumed the genuineness of all signatures, the authenticity of documents and records submitted to us as originals, the conformity to the originals of all documents and records submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents and records, and the completeness and accuracy as of the date of this letter of the information contained in such documents and records.

Based upon, and subject to, the foregoing and the qualifications set forth herein, (i) we are of the opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that, assuming that the Merger so qualifies as a reorganization, Northrim and Alaska Pacific will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and (ii) we confirm that the discussion in the Prospectus under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” to the extent it consists of statements of law and legal conclusions, and subject to the limitations and conditions set forth therein, represents our opinion as to the material U.S. federal income tax consequences of the Merger to U.S. holders.

Northrim BanCorp, Inc.

January 28, 2014

The foregoing opinions are based on the provisions of the Code, Treasury Regulations promulgated under the Code, published revenue rulings and revenue procedures of the Internal Revenue Service (“I.R.S.”), existing court decisions, and other authorities available, as of the date of this letter, and the application of those authorities to the facts disclosed in the Registration Statement, the Prospectus, the Merger Agreement and the Officers’ Certificates. Future legislative or administrative changes or court decisions, which may or may not be retroactive in application, or any change in facts from those upon which our opinions are based, may significantly modify the opinions set forth in this letter. It should be noted that no ruling has been sought from the I.R.S. with respect to the federal income tax consequences of the Merger, and this letter is not binding on the I.R.S. or any court.

This letter is delivered as of its date and we do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention that did not exist on the date hereof or of which we had no knowledge.

We acknowledge that we are referred to in the Registration Statement under the heading “Legal Matters” and, without admitting that our consent is required under Section 7 of the Securities Act, we consent to that use of our name and to the filing of this letter as Exhibit 8.1 to the Registration Statement.

Very truly yours,

/s/ Davis Wright Tremaine LLP